Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended March 31, 2016 of CAE Inc. of our report dated May 19, 2016, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in the Exhibit incorporated by reference in this Annual Report on Form 40-F.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333 97185 and 333-155366) of CAE Inc. of our report dated May 19, 2016 referred to above.

1 CPA auditor, CA, public accountancy Permit No. A123498

PricewaterhouseCoopers LLP

1250, Rene-Levesque Boulevard West, Suite 2500, Montreal, Quebec, Canada H3B 4Y1 T: +1 514 205 5000, F: +1 514 205 5675, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.